Exhibit 23.1

Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO S. SUITE Bt SAN DIEGO, CALIFORNIA 92108 t
t DIRECT (858) 722-5953 t FAX (858) 761-0341
t E-Mail changgpark@dmhdcpa.com

_______________________________________________________________________________________

October 20, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of October 17, 2008 on the audited consolidated financial statements of Naturewell, Incorporated as of June 30, 2008 and 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________
Chang G. Park, CPA

371 'E' Street, Chula Vista, CA 91910
Tel: (619) 286-9610	Fax: (619) 286-6874